Exhibit 8.1

GRAUBARD MILLER

THE CHRYSLER BUILDING

405 LEXINGTON AVENUE

NEW YORK, NEW YORK 10174

November 5, 2020

Fusion Fuel Green PLC

10 Earlsfort Terrace

Dublin 2, D02 T380, Ireland

Ladies and Gentlemen

We have acted as United States counsel to HL Acquisitions Corp., a British Virgin Islands corporation (“HL”), in connection with the filing of a Registration Statement on Form F-4 (File No. 333-245052), (the “Registration Statement”), by Fusion Fuel Green PLC (the “Company” or “Parent”) with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the business combination agreement, dated as of June 6, 2020 (as amended and restated on August 25, 2020, and as may be further amended from time to time, the “Business Combination Agreement”), entered into by and among HL, the Company, Fusion Welcome – Fuel, S.A., a public limited company domiciled in Portugal, sociedade anónima (“Fusion Fuel”), Fusion Fuel Atlantic Limited, a British Virgin Islands business company and wholly owned subsidiary of Parent (“Merger Sub”), and the shareholders of Fusion Fuel (“Fusion Fuel Shareholders”), relating to (i) the proposed merger of Merger Sub with and into HL (the “Merger”) with HL being the surviving entity of the Merger and becoming a wholly-owned subsidiary of Parent, followed immediately by (ii) the acquisition by the Company of all of the issued and outstanding shares of Fusion Fuel (the “Share Exchange”, and together with the Merger, the “Transactions”). As a result of the Transactions, Fusion Fuel and HL will become wholly owned subsidiaries of Parent and the securityholders of Fusion Fuel and HL will become the securityholders of Parent. The proposed Transactions are described in the Registration Statement.

In connection with the opinions expressed herein, we have examined the Registration Statement (including the proxy statement/prospectus included therein) and such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

We have assumed that (i) the Merger will be effected in accordance with the Business Combination Agreement and none of the material terms and conditions of the Business Combination Agreement have been or will be waived or modified, (ii) the statements set forth in the Business Combination Agreement are true, correct and complete and will remain accurate and complete at all times up to and including the effective time of the Registration Statement, (iii) any representations made in the Business Combination Agreement “to the knowledge of,” or based on the belief or that are similarly qualified, are accurate and complete and will remain accurate and complete at all times up to and including the effective time, in each case without such qualification, and (iv) there are no understandings between any of the parties that would alter, or are inconsistent with, the terms or representations set forth in the Business Combination Agreement. We also have assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Business Combination Agreement.

Based on the foregoing and subject to the further assumptions, qualifications and limitations set forth herein and in the Registration Statement (including the proxy statement/prospectus included therein), the statements in the Registration Statement under the caption titled “The Business Combination Proposals – Anticipated Material U.S. Federal Income Tax Consequences to HL and HL’s Securityholders,” insofar as such statements summarize U.S. federal income tax law or legal conclusions with respect thereto, constitute our opinion regarding such material U.S. federal income tax consequences of the Transactions.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations issued thereunder, Internal Revenue Service pronouncements, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretation, possibly with retroactive effect. We express no opinion other than as to the federal income tax laws of the United States of America and do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed above. Our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take, and possibly sustain, a contrary position.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm name whenever appearing therein with respect to the discussion of the material U.S. federal income tax consequences of the Transactions. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Very truly yours,

/s/ Graubard Miller